Exhibit 99.1

VERITAS DGC INC. ANNOUNCES PRELIMINARY SECOND FISCAL QUARTER RESULTS

Houston, March 29, 2005 – Veritas DGC Inc. (NYSE: VTS) (TSX: VTS) today announced preliminary financial results for the second fiscal quarter ended January 31, 2005.  Preliminary revenue and earnings were as follows:

For The Three Months Ended January 31, 2005
(millions, except earnings per share)

Revenues	$192.2
Pre- tax income	33.5
Net income	16.9
Diluted earnings per common share	0.49

The Company has previously announced that it will restate its prior period results, including the results for the second quarter of fiscal 2004. Therefore, the Company has not included information for the comparable 2004 period.

Chairman and CEO, Thierry Pilenko, commented on the quarter, “I am delighted to report that Veritas had an excellent second quarter.  Revenues of $192 million set an all time record which enabled us to increase our cash by $70 million during the quarter, resulting in an ending cash balance of $205 million as of January 31, 2005.”

Mr. Pilenko went on to say, “We continue to see increased exploration activity driven by robust market conditions and reserves replacement concerns.  Through our unique reservoir illuminating acquisition and processing technologies, I believe Veritas is well positioned for continued excellent performance and I am truly excited about the future.”

Revenue for the second quarter breaks down as follows:

For The Three Months Ended January 31, 2005
(millions)
Multi-client:
Land	$15.2
Marine	72.5
Subtotal	87.7
Contract:
Land	40.4
Marine	64.1
Subtotal	104.5
Total Revenues	$192.2

Income Taxes

The Company’s effective tax rate for the quarter was 50%, significantly higher than the 35% U.S. statutory rate. Substantially all of this difference in tax rate is due to the fact that, in accordance with GAAP, the Company is currently required to record valuation allowances on most of its deferred tax assets due to losses the Company incurred in prior years. Deferred tax assets include temporary book-tax differences and tax attributes such as net operating losses and tax credits. The remainder of the difference in tax rate is principally attributable to double taxation of certain of the Company’s non-U.S. operations.

Backlog

The Company’s backlog increased to $300 million at January 31, 2005 from $146 million at July 31, 2004 with significant backlog increases in both contract and multi-client areas of the business.

Other

The Company had a cash balance of $205 million at January 31, 2005, an increase of $89 million from the July 31, 2004 balance of $116 million. Total debt remained unchanged from the beginning of the year at $155 million.

Financial Reports

The Company has not yet completed its previously announced restatement of prior period results or filed its Form 10-K for fiscal year 2004 or its Form 10-Q’s for the first two quarters of fiscal year 2005. The Company’s independent auditor has not yet completed its customary SAS 100 review of the financial information for the quarter ended January 31, 2005 provided in this release nor has it audited the Company’s financial statements for the fiscal year ended July 31, 2004. All such financial information is, therefore, preliminary and remains subject to final review and audit by the Company and its independent auditor and is subject to change.

The Company’s conference call will be Wednesday, March 30, 2005, at 8:00 a.m. central.  Following a brief presentation, participants will have the opportunity to ask questions.  The dial in number to participate is 800-374-1498 or 706-643-0395.

There will also be a real-time audio webcast of the conference call at www.veritasdgc.com.  Windows Media player software is required and is available, free of charge, for download through our website.  Individuals accessing the audio webcast will be “listen only” and will be unable to take part in the Q&A session.

The audio replay will be available at the conclusion of the call until the close of business Wednesday, April 13, 2005.  Interested persons can phone 800-642-1687 or 706-645-9291, passcode 4028520, or access the webcast replay at www.veritasdgc.com.

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated. In addition, the Company is currently in the process of restating certain prior periods’ results, including those of the prior fiscal year. The financial information in this release is preliminary and subject to review by our independent auditors and is, therefore, subject to change.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical services and reservoir technologies to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821

Stephen J. Ludlow, Vice Chairman

Mark E. Baldwin, Executive Vice President, Chief Financial Officer

VERITAS DGC INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(PRELIMINARY AND UNAUDITED)

(In thousands, except per share amounts)

For The Three Months Ended January 31, 2005
(see note)

Revenues	$192,228
Cost of services	145,174
Research and development	5,020
General and administrative	8,595
Operating income	33,439
Interest expense	906
Other income, net	(1,011)
Income before provision for income tax	33,544
Provision for income taxes	16,628
Net income	$16,916

Earnings per share:
Basic:
Earnings per share	$0.50
Weighted average shares	33,783

Diluted:
Earnings per share	$0.49
Weighted average shares	34,283

Supplemental Data:
Depreciation and amortization	$12,431
Multi-client amortization	48,738

Multi-client expenditures, net cash	23, 271
Capital expenditures	9,858

Note:

The Company has not yet completed its previously announced restatement of prior period results or filed its Form 10-K for fiscal year 2004 or its Form 10-Q’s for the first two quarters of fiscal year 2005. The Company’s independent auditor has not yet completed its customary SAS 100 review of the financial information provided in this release for the quarter ended January 31, 2005 nor has it completed its audit of the information for the fiscal year ended July 31, 2004. All such financial information is, therefore, preliminary and remains subject to final review and audit by the Company and its independent auditor and is subject to change.